UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                 Commission File Number ___0-24287______________

                             Blue Rhino Corporation
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             (Exact name of registrant as specified in its charter)

         104 Cambridge Plaza Drive, Winston-Salem, North Carolina 27104
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $.001 per share
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            (Title of each class of securities covered by this Form)

                                      None
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)  _X_                         Rule 12h-3(b)(1)(i)  _X_
   Rule 12g-4(a)(1)(ii) ___                         Rule 12h-3(b)(1)(ii) ___
   Rule 12g-4(a)(2)(i)  ___                         Rule 12h-3(b)(2)(i)  ___
   Rule 12g-4(a)(2)(ii) ___                         Rule 12h-3(b)(2)(ii) ___
                                                    Rule 15d-6           ___

     Approximate number of holders of record as of the certification or
notice date:                 1
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     Pursuant to the  requirements of the Securities  Exchange Act of 1934, Blue
Rhino Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  April 20, 2004      By: /s/ Kevin T. Kelly, Senior Vice President and CFO
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